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                                                                   Exhibit 10.11

                               UNIVAR CORPORATION

                           SUPPLEMENTAL BENEFITS PLAN

                     AMENDED AND RESTATED AS OF MAY 1, 1996

      1. Purpose. The purpose in establishing this Supplemental Benefits Plan is to provide retirement compensation to specifically designated participants of the Univar Corporation Retirement Plan ("Retirement Plan") under the terms of that Retirement Plan without regard to limitations on benefits imposed under Internal Revenue Code ("Code") Sections 415 and Section 401(a)(17) which apply to the Retirement Plan.

      2. Effective Date. This Plan was established effective January 11, 1983 and was amended and restated in its entirety effective August 21, 1992. The Plan was subsequently amended effective July 1, 1994 and May 1, 1996. This restatement of the Plan is effective May 1, 1996.

      3. Participation. This Plan shall include only those management or highly compensated employees who are eligible to receive a benefit under the Univar Corporation Retirement Plan; whose benefits are affected by the statutory limitation imposed on compensation used to determine benefits under, and/or statutory limitation on benefits payable from, such plans; and who have been specifically designated by the Compensation Committee of Univar Corporation to participate in this Plan. Such an employee shall be referred to hereinafter as a 'Participant.' An employee's designation as a Participant may be revoked at any time by the Compensation Committee. Upon such revocation, the employee shall be entitled only to those benefits that may have accrued and become vested under the Plan.

      4. Benefit Determination Date. Benefits shall be determined under this Plan as of the same date that benefits are determined under the Retirement Plan.

      5. Benefit Amount. The Benefits under this Plan shall equal the difference, if any, between (a) and (b) below:

           (a) The monthly benefit for the life of the Participant, as calculated under the Retirement Plan, without regard to the limitations described in Internal Revenue Code Sections 415 and 401(a)(17), as amended from time to time, and as described in regulations and publications issued under those Code Sections.

           (b) The monthly benefit for the life of the Participant, as calculated under the terms of the Retirement Plan, which includes limitations described in Internal Revenue Code Sections 415 and 401(a)(17), as amended from time to time, and as described in regulations and publications issued under those Code Sections.

      6. Spouse's Death Benefit. If a death benefit is payable under the Retirement Plan to a spouse of a Participant, that spouse is eligible to receive benefits under this Plan. The benefit shall be calculated in the same manner as under Section 5; that is, the death benefit under this Plan shall equal the difference, if any, between (a) the spouse's death benefit calculated under the Retirement Plan without regard to the limitations described in Code Sections 415 and 401(a)(17), and (b) the spouse's death benefit as calculated under the terms of the Univar Corporation Retirement Plan which includes limitations described in Code Sections 415 and 401(a)(17).

      7. Date and Form of Payment. Benefit payments under this Plan shall commence at the same time as the benefit under the Retirement Plan commences. The benefit shall be paid in the same form as the benefit is paid under the Retirement Plan and the actuarial equivalent assumptions used in determining the benefit in a given form shall be the same as are used to determine the benefit under the Retirement Plan.

      8. Reemployment After Payments Begin. If a Participant is reemployed after benefits commence, the Participant shall continue receiving benefits under this Plan. When the Participant retires for the final time, the benefit under this Plan shall be adjusted in the same manner as the benefit is adjusted under the Retirement Plan.

      9. Termination and Amendment of the Plan. This Plan shall continue in effect until terminated by resolution of the Board of Directors of Univar Corporation. In the event of such termination, all amounts accrued and vested to date of such termination shall be payable pursuant to the terms of this Plan as if the Plan had not been terminated. The Plan may be amended from time to time by resolution of either the Board of Directors or the Finance Committee of the Board of Directors. No amendment or terminating resolution shall reduce any vested benefit accrued to the date of the resolution amending or terminating the Plan. This Plan is intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended. If it is determined by an opinion of counsel or by a court of competent jurisdiction that the Plan is not so exempt, the Plan shall terminate as of the


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last day it was exempt and no benefits shall be paid under this Plan other than those which have accrued and vested as of the date of termination. In the event of such a termination, the Board of Directors of Univar Corporation, at its option, may accelerate the payment of benefits and may have benefits paid in a single, actuarially-equivalent, lump sum amount.

      10. Source of Benefit Payments. No Participant shall acquire any property interest in any assets of Univar Corporation or Van Waters & Rogers Inc. as a consequence of participating in this Plan. A Participant's rights are limited to receiving payments as set forth in this Plan. The Plan is unfunded, and to the extent that any Participant acquires a right to receive benefits, such right shall be no greater than the right of any unsecured general creditor of Univar Corporation or Van Waters & Rogers Inc. Any funds of Univar Corporation or Van Waters & Rogers Inc. available to pay benefits under the Plan shall be subject to the claims of general creditors of Univar Corporation and/or Van Waters & Rogers Inc. and may be used for any purpose by Univar Corporation or Van Waters & Rogers Inc.

      As of July 1, 1994, the Trust Under Univar Corporation Supplemental Benefits Plan ("Trust") was created to provide for contributions by Univar Corporation and Van Waters & Rogers Inc. in the event of a Change of Control as defined in the Trust, and for contributions at such other times as Univar Corporation or Van Waters & Rogers Inc. shall decide in their sole discretion. Though contributions of cash or other property (including, without limitation, a letter of credit) may be made to the Trust, this Plan shall continue to be "unfunded" as assets in the Trust shall be subject to the claims of general creditors of Univar Corporation and Van Waters & Rogers Inc. on the terms and conditions set forth in the Trust. For purposes of determining the amount of contributions (or the face amount of a letter of credit in which the Trustee is the beneficiary) needed to fund the Trust with respect to the actuarial present value of the accrued benefits under this Plan in the event of a Change of Control, the actuarial assumptions shall be the same actuarial assumptions used by Univar Corporation to determine the Accumulated Benefit Obligation (ABO) for Univar Corporation and its United States subsidiaries as required under FASB Statement Number 87 as of the Measurement Date immediately preceding or concurrent with the date of Change of Control. Univar Corporation and Van Waters & Rogers Inc., and not the Trust, shall pay all expenses of the Trust and all taxes owed on the income earned by the Trust on Trust assets. The actuary who shall determine the amount needed to fund the trust shall be the actuary engaged at the time by the Retirement Plan.

      As explained in more detail in the Trust, if a letter of credit is deposited with the Trustee (with the Trustee named as beneficiary of the letter of credit), the face of the letter of credit may change annually upon renewal of the letter of credit due, for example, to changes in the actuarial assumptions or the payment of benefits during the year being completed. Upon renewal, such amount will be calculated using the actuarial assumptions described above, except that the assumptions shall be those as of the Measurement Date immediately preceding or concurrent with the date of renewal of the letter of credit. Univar Corporation and Van Waters & Rogers Inc. will only be required to fund the actuarial present value of those benefits accrued through the date of the first Change of Control to occur after May 1, 1996, and not benefits accrued between the first Change of Control and the date of a subsequent Change of Control.

      11. Pension Management Committee. This Plan shall be administered by the Pension Management Committee, a committee appointed by the Finance Committee of the Board of Directors of Univar Corporation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties. The Committee shall administer such terms and provisions in a uniform and nondiscriminating manner.

     12. Claims Procedure. The following is the procedure for making claims under this Plan or appealing a decision made with respect to this Plan.

           (a) Filing Claim for Benefits. If a person does not receive the timely payment of the benefits which he or she believes are due under the Plan (hereinafter referred to as the "Applicant"), the Applicant may make a claim for benefits. All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to the Committee. Each claim shall be approved or disapproved within 90 days following the receipt of the information necessary to process the claim. In the event the Committee denies a claim for benefits in whole or in part, the Committee shall notify the Applicant in writing of the denial of the claim and notify the Applicant of the right to a review of the decision. Such notice shall also set forth the specific reason for such denial, the specific provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of the Plan's appeals procedure. If no action is taken by the Committee on an Applicant's claim within 90 days after receipt by the Committee, such claim shall be deemed to be denied for purposes of the following appeals procedure.

           (b) Appeals Procedure. Any applicant whose claim for benefits is denied in whole or in part may appeal to the Committee for a review of the decision. Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial. An appeal must be submitted in writing within such period and must:



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                      (i)      Request a review by the Committee of the claim
for benefits under the Plan;

                      (ii) Set forth all of the grounds upon which the Applicant's request for review is based on and any facts in support thereof; and

                      (iii) Set forth any issues or comments which the Applicant deems pertinent to the appeal.

      The Committee shall act upon each appeal within 60 days after receipt unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee. The Committee shall make full and fair review of each appeal and any written materials submitted by the Applicant in connection therewith. The Committee may require the Applicant to submit therewith. The Committee may require the Applicant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. On the basis of its review the Committee shall make an independent determination of the Applicant's eligibility for benefits under the Plan. The decision of the Committee shall be final and conclusive.

      13. Alienation. The right of any person to receive payments under this Plan shall not be subject to any type of assignment or pledge, nor shall such right be liable for or subject to the debts, contracts, liabilities or torts of such person.

      14. Employee Benefit Statement. Each employee covered by this Plan shall receive a statement each year which shows total benefits accrued under this Plan.

      15. Withholding. Benefit payments shall be subject to applicable federal, state or local withholding for taxes.

      16. Successors. In the event of any consolidation, merger, acquisition or reorganization, the obligations of Univar Corporation and Van Waters & Rogers Inc. under this Plan shall continue and be binding on such corporations and their successors.

      17. Governing Law. This Plan shall be construed in accordance with applicable federal law, and to the extent federal law is inapplicable, under the laws of the State of Washington.

      This amended and restated plan is adopted and executed this 1st day of May, 1996.

                               UNIVAR CORPORATION


                               By /s/ William A. Butler
                                  -----------------------------------
                               Its Vice President and General Counsel
                                  -----------------------------------





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